Product supplement no. 250-I	Registration Statement no. 333-134553
To prospectus dated May 30, 2006 and	Dated March 20, 2007
prospectus supplement dated May 30, 2006	Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Principal At Risk Enhanced Participation Notes Linked to the Lesser Performing of Two Indices

General

•                  Lehman Brothers Holdings Inc. may offer and sell principal at risk enhanced participation notes linked to the lesser performing of two indices from time to time. This product supplement no. 250-I describes terms that will apply generally to the notes, and supplements the terms described in the accompanying base prospectus and MTN prospectus supplement. A separate underlying supplement and term sheet or pricing supplement, as the case may be, will describe the index and the terms that apply specifically to the notes, including any changes to the terms specified below. We refer to the term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus and MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

•                  The notes are the senior unsecured obligations of Lehman Brothers Holdings Inc.

•                  Payment is linked to an index as described below.

•                  Investing in the notes is not equivalent to investing in the index to which the notes are linked or any of the stocks included in the index.

•                  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page SS-14.

•                  Minimum denominations of $1,000 and integral multiples thereof.

•                  The minimum initial investment will be specified in the relevant terms supplement.

•                  The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Indices:	The two indices to which the notes are linked (each an “Index and together the “Indices”), as specified in the relevant terms supplement.
Payment at Maturity (Notes with a Buffer Amount):

For notes with a buffer amount, the amount you will receive at maturity is based on the Index Ending Level of the Lesser Performing Index relative to the Index Starting Level of the Lesser Performing Index and the Buffer Amount.

If the Index Ending Level of the Lesser Performing Index is equal to or above the Index Starting Level of the Lesser Performing Index, you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Lesser Index Return multiplied by the Participation Rate, calculated as follows:

$1,000 + [$1,000 x (Lesser Index Return x Participation Rate)]

Your principal is protected against a decline in the Lesser Performing Index up to the Buffer Amount. If the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index by an amount equal to or less than the Buffer Amount, you will receive a cash payment of $1,000 per $1,000 principal amount note.

(continued on next page)

Investing in the Principal At Risk Enhanced Participation Notes linked to the Lesser Performing of Two Indices involves a number of risks.  See “Risk Factors” beginning on page SS-1 in this product supplement no. 250-I and “Risk Factors” beginning on page US-1 in the relevant underlying supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 250-I, the accompanying base prospectus, the MTN prospectus supplement, the relevant underlying supplements, the relevant terms supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

March 20, 2007

Key Terms (continued)

Your investment will be fully exposed to any decline in the Lesser Performing Index beyond the Buffer Amount. If the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index by more than the Buffer Amount, for every 1% that the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index beyond the Buffer Amount, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you will receive a cash payment per $1,000 principal amount note calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + [$1,000 x (Lesser Index Return + Buffer Amount)]

For notes with a buffer amount, you will lose some of your investment at maturity if the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index by more than the Buffer Amount.

Payment at Maturity (Notes without a Buffer Amount):

If the Index Ending Level of the Lesser Performing Index is above the Index Starting Level of the Lesser Performing Index, you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Lesser Index Return multiplied by the Participation Rate, calculated as follows:

$1,000 + [$1,000 x (Lesser Index Return x Participation Rate)]

If the Index Ending Level of the Lesser Performing Index is equal to the Index Starting Level of the Lesser Performing Index, you will receive a cash payment of $1,000 per $1,000 principal amount note.

Your investment will be fully exposed to any decline in the Lesser Performing Index. If the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index, you will lose 1% of the principal amount of your notes for every 1% that the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index, unless otherwise specified in the relevant terms supplement. Under these circumstances, you will receive a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 x Lesser Index Return)

For notes without a buffer amount, you will lose some or all of your investment at maturity if the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index.

Participation Rate:	As specified in the relevant terms supplement.

Buffer Amount:	If applicable, as specified in the relevant terms supplement.

Index Return:	Unless otherwise specified in the relevant terms supplement, the Index Return for each Index will be calculated as follows:

Index Ending Level – Index Starting Level
Index Starting Level

Index Starting Level:	For each Index, the Index Closing Level on the Pricing Date, or such other relevant date or dates as specified in the relevant terms supplement.

Index Ending Level:

For each Index, the Index Closing Level on the Observation Date, or the arithmetic average of the Index Closing Levels on each of the Averaging Dates, or such other date or dates as specified in the relevant terms supplement.

Lesser Index Return:	The lesser of the Index Return of one Index and the Index Return of the other Index.

Lesser Performing Index:	The Index with the Lesser Index Return.

Pricing Date:	As specified in the relevant terms supplement

Index Valuation Date(s):

The Index Ending Level for each Index will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Index Valuation Dates in this product supplement. Any Index Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Term:	As specified in the relevant terms supplement.

TABLE OF CONTENTS

Product Supplement

MTN Prospectus Supplement

Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	S-48

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements and the relevant underlying supplements, this product supplement no. 250-I and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. The relevant terms supplements and the relevant underlying supplements, this product supplement no. 250-I

SS-i

and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements and the relevant underlying supplements, this product supplement no. 250-I and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements, the relevant underlying supplements and this product supplement no. 250-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, the relevant underlying supplements, this product supplement no. 250-I and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement no. 250-I, the relevant underlying supplements, the relevant terms supplements and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 250-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplements or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 250-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplements or terms supplement, nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 250-I and accompanying base prospectus, MTN prospectus supplement, underlying supplements or terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 250-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplements or terms supplement, and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

SS-ii

RISK FACTORS

Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Index or any of the stocks included in the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this product supplement, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated in the prospectus by reference before you decide that an investment in the notes is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant terms supplement and underlying supplements before you decide that an investment in the notes linked to the lesser performing of two Indices is suitable for you.  You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The notes differ from conventional debt securities.  The notes do not pay interest or guarantee the return of your investment.

The notes do not pay interest and may not return any of your investment. The amount payable at maturity, if any, will be determined pursuant to the terms described in this product supplement no. 250-I and the relevant terms supplement.  For notes with a buffer amount, you will lose some of your investment at maturity if the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index by more than the Buffer Amount.  For notes without a buffer amount, you will lose some or all of your investment at maturity if the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index.  The relevant terms supplement will specify whether the notes have a buffer amount.

Your return on the notes, if any, generally will not reflect dividends on the common stocks or other equity securities of the companies in the Indices.

Your return on the notes, if any, will not reflect the return you would realize if you actually owned the stocks of the companies included in the Indices and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Index Ending Level of the Lesser Performing Index. The Index Ending Level of each Index reflects the prices of the stocks as calculated in each Index without taking into consideration the value of dividends paid on those stocks.

There are certain indices, generally referred to as total return indices, that include dividend distributions in the return of the index. If an Index is described as a total return index with 100% dividend reinvestment, the distributions paid on the securities or other assets included in the Index are deemed to be reinvested in the Index, such that the level of the Index would include such distributions.

Your return on the notes will be determined by the Lesser Performing Index.

Your return on the notes will be determined by the Lesser Performing Index and the notes may not return any of the investment if the Index Ending Level of only one of the two Indices is above its respective Index Starting Level.

For example, if the Index Ending Level of one Index was above its Index Starting Level, but the Index Ending Level of the other Index was below its Index Starting Level, the payment at maturity would be determined based on the Index Return of the other Index.  In that case, if the notes have a Buffer Amount, you would lose some of your investment in the notes if the Index Ending Level for the other

Index had declined by more than the Buffer Amount compared to its Index Starting Level, or if the notes do not have a Buffer Amount, you would lose some or all of your investment in the notes because the Index Ending Level for the other Index was below its Index Starting Level.  The two indices’ respective performances may not necessarily be correlated and, as a result, your investment in the notes may only produce a positive return if there is a broad based rise in the performance of equities during the term of the notes.

The Index Ending Level of the Lesser Performing Index may be below its Index Closing Level at the maturity date of the notes or at other times during the term of the notes.

Because the Index Ending Level of each Index is calculated based on the Index Closing Level on one or more Index Valuation Dates near the end of the term of the notes, the level of the Lesser Performing Index at the maturity date or at other times during the term of the notes, including dates near the Index Valuation Date(s), could be above its Index Ending Level.  This difference could be particularly large if there is a significant increase in the level of the Lesser Performing Index after the final Index Valuation Date, or if there is a significant decrease in the level of the Lesser Performing Index around the time of the Index Valuation Date(s), or if there is significant volatility in the Index level of the Lesser Performing Index during the term of the notes (especially on dates near the Index Valuation Date(s)).  For example, when the Index Valuation Date for the notes is near the end of the term of the notes, then if the Index levels of the Lesser Performing Index increase or remain relatively constant during the initial term of the notes and then decrease below the Index Starting Level of such Index, the Index Ending Level of such Index may be significantly lower than if it were calculated on a date earlier than the Index Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Indices, the stocks included in the Indices or contracts relating to the Indices for which there is an active secondary market.

You should be willing to hold your notes to maturity.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Indices have appreciated since the Pricing Date. The potential returns described in the relevant terms supplement assume that your notes are held to maturity.

Our affiliates’ compensation may serve as an incentive to sell you these notes.

We and our affiliates act in various capacities with respect to the notes.  Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes.  Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity, if any, will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of such transaction costs.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

Lehman Brothers Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If at any time Lehman Brothers Inc. or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Indices on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the levels of the Indices. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•             the volatility or expected volatility in the Indices;

•             the time to maturity of the notes;

•             the dividend rate on the common stocks included in the Indices;

•             interest and yield rates in the market generally as well as in the markets of the securities composing the Indices;

•             the exchange rate and volatility of the exchange rate between the U.S. dollar and currencies other than the U.S. dollar;

•             economic, financial, political, regulatory or judicial events that affect the stocks included in the Indices or stock markets generally and which may affect the Index Return for either Index; and

•             our creditworthiness, including actual or anticipated downgrades in our credit ratings.

You cannot predict the future performance of either Index based on its historical performance. The level of either Index may decrease such that you may not receive any return of your investment. For notes with a buffer amount, if the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index by more than the buffer amount, you will lose some of your investment at maturity. For notes without a buffer amount, if the Lesser Index Return is negative, you will lose some or all of your investment at maturity.

Certain of our, or our affiliates’, activities may adversely affect the value of your notes.

Lehman Brothers Inc. and other affiliates of ours trade the stocks included in the Indices and other financial instruments related to the Indices and the component stocks of each Index on a regular basis, for their accounts and for other accounts under their management. Lehman Brothers Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to either Index or both Indices. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose stock is included in either Index or both Indices, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stock is included in an Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Indices as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

In addition, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of either Index or both Indices or the stocks that compose either Index or both Indices. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the companies whose stock is included in either Index or both Indices, or instruments whose value is derived from the companies whose stock is included in either Index or both Indices. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of either Index or both Indices as well as the Index Starting Level of either Index or both Indices, and, therefore, effectively establish a higher level that either Index or both Indices must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in either Index or both Indices or the stocks included in either Index or both Indices, or instruments whose value is derived from either Index or both Indices or the stocks included in the Indices. We cannot assure you that any of these activities will not have a material impact on the level of either Index or both Indices or the value of the notes.

An affiliate of ours may act as a calculation agent on the notes, creating a potential conflict of interest between you and us.

Lehman Brothers Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Index Closing Level for each Index on each Index Valuation Date, the Index Ending Level for each Index, the Index Return for each Index, the Lesser Index Return and the payment at maturity, if any, on the notes. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether either Index or both Indices have been discontinued and whether there has been a material change in the method of calculation of either Index or both Indices. In performing these duties, Lehman Brothers Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Lehman Brothers Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly calculating the Index Closing Level for either Index or both Indices or the Index Return for either Index or both Indices on any Index Valuation Date and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that such an event has occurred, it is possible that one or more of the Index Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “Description of Notes—Market Disruption Events.”

If a market disruption event occurs on a day that would otherwise be an Averaging Date, there will be a delay in settlement of the notes.

If a market disruption event occurs on a day that would otherwise be an Averaging Date, settlement of the notes will be delayed, depending on the circumstances surrounding the market disruption event, for a number of trading days (up to a maximum delay of the product of eight times the number of Averaging Dates as specified in the relevant terms supplement) following the maturity date.

The tax consequences of an investment in the notes are uncertain.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions.  Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. You should consult your own tax advisor concerning the alternative characterizations.  See “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 250-I.

Lehman Brothers Holdings Inc. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of Lehman Brothers Holdings Inc. or one of its affiliates, you may only acquire the notes in compliance with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

USE OF PROCEEDS

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used, in whole or in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes.  The balance of the proceeds, if any, will be used for general corporate purposes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in either Index or both Indices, the stocks included in either Index or both Indices or instruments whose value is derived from either Index or both Indices or any of its underlying stocks. While we cannot predict an outcome, such hedging activity could potentially increase the level of either Index or both Indices as well as their respective Index Starting Levels, and, therefore, effectively establish a higher level that either Index or both Indices must achieve for you to receive at maturity of the notes more than the applicable principal amount of your notes or to avoid a loss on your notes. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in either Index or both Indices, the stocks included in either Index or both Indices, or instruments whose value is derived from either Index or both Indices or their underlying stocks.  Although we have no reason to believe that any of these activities will have a material impact on the level of either Index or both Indices or the value of the notes, we cannot assure you that these activities will not have such an effect. See “Risk Factors—Certain of our, or our affiliates’, activities may adversely affect the value of your notes.”

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the notes set forth under “Description of the Notes” in the accompanying MTN prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. A separate underlying supplement and terms supplement will describe the Indices and the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 250-I have the meanings assigned in the accompanying base prospectus, MTN prospectus supplement, underlying supplements or terms supplement. The term “note” refers to each $1,000 principal amount of our Principal At Risk Enhanced Participation Notes linked to the Lesser Performing of Two Indices.

General

The Principal At Risk Enhanced Participation Notes are senior unsecured obligations of Lehman Brothers Holdings Inc. that are linked to two Indices (each an “Index” and together the “Indices”).  The Indices will be specified in the relevant terms supplement.  The notes are a series of securities referred to in the accompanying base prospectus and MTN prospectus supplement.  The notes will be issued by Lehman Brothers Holdings Inc. under an indenture dated September 1, 1987, as amended or supplemented from time to time, between us and Citibank N.A., as trustee. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Indices and whether the notes have a buffer amount and which will be calculated in accordance with the formula set forth below.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of the Notes — Forms of Notes” in the MTN prospectus supplement and “Description of Debt Securities — Information in the Prospectus Supplement” in the base prospectus.

The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 250-I and the relevant underlying supplement. The terms described in those documents supplement those described herein and in the accompanying base prospectus and MTN prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus or MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

Unless otherwise specified in the relevant terms supplement, your return on the notes, if any, will be linked to the performance during the life of the notes of the Lesser Performing Index.

The “Lesser Index Return” will be the lesser of the Index Return of one Index and the Index Return of the other Index.

The “Lesser Performing Index” will be the Index with the lesser Index Return.

Notes with a Buffer Amount

For notes with a buffer amount, the amount you will receive at maturity is based on the Index Ending Level of the Lesser Performing Index relative to the Index Starting Level of the Lesser Performing Index and the Buffer Amount.

•             If the Index Ending Level of the Lesser Performing Index is equal to or above the Index Starting Level of the Lesser Performing Index, you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Lesser Index Return multiplied by the Participation Rate, calculated as follows:

$1,000 + [$1,000 x (Lesser Index Return x Participation Rate)]

•             Your principal is protected against a decline in the Lesser Performing Index up to the Buffer Amount. If the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index by an amount equal to or less than the Buffer Amount, you will receive the principal amount of your notes at maturity.

•             Your investment will be fully exposed to any decline in the Lesser Performing Index beyond the Buffer Amount.  If the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index by more than the Buffer Amount, for every 1% that the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index beyond the Buffer Amount, you will lose an amount equal to 1% of the principal amount of your notes, and your payment per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + [$1,000 x (Lesser Index Return + Buffer Amount)]

For notes with a buffer amount, you will lose some of your investment at maturity if the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index by more than the Buffer Amount.

Notes without a Buffer Amount

For notes without a buffer amount, the amount you will receive at maturity is based on the level of the Index Ending Level of the Lesser Performing Index relative to the Index Starting Level of the Lesser Performing Index.

•             If the Index Ending Level of the Lesser Performing Index is above the Index Starting Level of the Lesser Performing Index, you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Lesser Index Return multiplied by the Participation Rate, calculated as follows:

$1,000 + [$1,000 x (Lesser Index Return x Participation Rate)]

•             If the Index Ending Level of the Lesser Performing Index is equal to the Index Starting Level of the Lesser Performing Index, you will receive a cash payment of $1,000 per $1,000 principal amount note.

•             Your investment will be fully exposed to any decline in the Lesser Performing Index.  If the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index, you will lose 1% of the principal amount of your notes for every 1% that the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index, unless otherwise specified in the relevant terms supplement.  Accordingly, you will receive a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 x Lesser Index Return)

For notes without a buffer amount, you will lose some or all of your investment at maturity if the Index Ending Level of the Lesser Performing Index is below the Index Starting Level of the Lesser Performing Index.

In each case if applicable, the “Buffer Amount” and “Participation Rate” will be an amount set forth in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “Index Return,” as calculated by the calculation agent, for each Index is the percentage change in such Index calculated by comparing the Index Ending Level of such Index to the Index Starting Level of such Index.  The Index Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Index Return =	Index Ending Level- Index Starting Level
Index Starting Level

where the “Index Starting Level” is the Index Closing Level of such Index on the Pricing Date, or such other date or dates as specified in the relevant terms supplement and the “Index Ending Level” is the Index Closing Level of such Index on the Observation Date, or the arithmetic average of the closing levels of each Index on each of the Averaging Dates, or on any trading day specified in the relevant terms supplement.

For each Index, the “Index Closing Level” on any trading day will generally equal the official closing level of such Index, or any successor index thereto (as described in the relevant underlying supplement) published following the regular official weekday close of trading for such Index on that trading day.  In certain circumstances, the “Index Closing Level” will be based on the alternate calculation of such Index as described in the relevant underlying supplement.

With respect to an Index, a “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted (i) on the relevant exchanges (as defined under “Description of Notes—Market Disruption Events”) for securities included in such Index and (ii) the exchanges on which futures or options contracts related to such Index are traded, other than a day on which trading on such relevant exchange or exchange on which such securities, futures or options contracts are traded is scheduled to close prior to its scheduled weekday closing time.

The Index Valuation Date(s), which will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. For each Index, if an Index Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Index Valuation Date of such Index will be the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing; provided that the Index Closing Level for such Index will not be determined on a date later than the eighth scheduled trading day after the scheduled Index Valuation Date, and if such day is not a trading day or there is a market disruption event with respect to such Index on such date, the calculation agent will determine the Index Closing Level for such Index for use in calculating the Index Ending Level on such date in accordance with the formula for and method of calculating the Index Closing Level of such Index last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such eighth scheduled trading day of each security most recently included such Index.

The maturity date will be set forth in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then any payment on the notes that would otherwise be due on the scheduled maturity date will instead be due on the next succeeding business day following such scheduled maturity date, with the same effect as if paid on the scheduled maturity date and no interest will accrue as a result of the delayed payment. If, due to a non-trading day or a market disruption event, the final Index Valuation Date for both Indices is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the later of the two final Index Valuation Dates, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events in this product supplement under “Description of Notes—Market Disruption Events.”

Other Payment Terms

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

Calculation Agent

Lehman Brothers Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Index Closing Level for each Index on each Index Valuation Date, the Index Ending Level for each Index, the Index Return for each Index, the Lesser Index Return and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event with respect to either Index or both Indices or a discontinuation of either Index or both Indices and whether there has been a material change in the method of calculating either Index or both Indices. All calculations, determinations and adjustments made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the maturity date.

All calculations with respect to the Index Ending Level for each Index, the Index Return for each Index and the Index Closing Level for each Index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index Closing Level of either Index or both Indices on any Index Valuation Date and, consequently, the Index Return for each Index or the amount, if any, that we will pay to you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to an Index and any successor index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

•             a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities at any time during the one hour period preceding the close of the principal trading session on such relevant exchange;

•             a breakdown or failure in the price and trade reporting systems of the primary market of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index (or the relevant successor index) at any time during the one hour period preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

•             a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts or exchange traded funds related to such Index (or the relevant successor index) at any time during the one hour period preceding the close of the principal trading session on such exchange; or

•             a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case as determined by the calculation agent in its sole discretion.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Index shall be based on a comparison of:

•             the portion of the level of such Index attributable to that security relative to

•             the overall level of such Index,

in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement:

•             a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•             limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•             a suspension of trading in futures or options contracts on an Index by the primary securities market trading in such contracts by reason of:

o                 a price change exceeding limits set by such exchange or market,

o                 an imbalance of orders relating to such contracts, or

o                 a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Index; and

•             a suspension, absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to such Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange,” for any security (or any combination thereof) then included in an Index or any successor index, means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

Events of Default and Acceleration

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described in this product supplement under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the maturity date and the date(s) preceding the date of acceleration were the Index Valuation Date(s), with such date(s) set to equal the number of business days between the original Index Valuation Date(s) and the original maturity date.  See “Description of Debt Securities—Defaults” in the accompanying base prospectus.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of the Indentures” in the accompanying base prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying base prospectus under the heading “Description of Debt Securities—Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the description contained in the accompanying MTN prospectus supplement under the heading “Description of Notes — Forms of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of Citibank, N.A. (“Citibank”) in The City of New York.

Citibank or one of its affiliates will act as registrar and transfer agent for the notes. Citibank will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of Citibank, but upon payment (with the giving of such indemnity as Citibank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and construed in accordance with the law of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this product supplement no. 250-I.  If any information in the MTN prospectus supplement or the base prospectus is inconsistent with this product supplement no. 250-I, you should rely on the information in this product supplement no. 250-I.  If any information in the relevant terms supplement is inconsistent with this product supplement no. 250-I, you should rely on the information in the relevant terms supplement.  The relevant terms supplement may also add, update or change information contained in this product supplement no. 250-I.

Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

•            tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•            tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•            tax consequences to holders of notes whose “functional currency” is not the U.S. dollar;

•            alternative minimum tax consequences, if any; or

•            any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this product supplement no. 250-I.  Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

The United States federal income tax treatment of securities such as the notes is not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

The following discussion will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•            an individual citizen or resident of the United States;

•            a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•            an estate the income of which is subject to United States federal income taxation regardless of its source; or

•            a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

General

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings Inc. intends to treat and by purchasing a note, for all tax purposes you agree to treat a note as a cash-settled financial contract, rather than as a debt instrument. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

Sale, exchange or other disposition, or cash settlement upon maturity

Upon a sale, exchange or other disposition, or payment upon cash settlement at maturity of a note, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. The gain or loss will be treated as capital gain or loss.  If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation.  The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to treat the notes as debt, in particular because the notes in form are debt instruments. For notes with maturities of one year or less, the Internal Revenue Service could seek to apply the regulations governing short-term debt obligations. In such a case, holders may be required to accrue income in advance of receipt of cash and treat any gain realized on the sale, exchange or maturity of the notes as ordinary income. Any loss realized upon maturity would likely be treated as capital loss, except possibly to the extent of amounts, if any, previously included in income. For notes with maturities longer than one year, the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations. Those regulations would require you to accrue interest income at a market rate, notwithstanding the coupon payments actually made, and generally would characterize gain or, to some extent, loss as ordinary rather than capital. Other characterizations are also possible that could affect the timing, amount and character of income or deductions.

Non-United States holders

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code.  Also, as discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal income or withholding tax on the sale, exchange, other disposition or payment of a note.  You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

Based on the treatment of the notes described above, you should not be subject to United States federal withholding tax for payments on any sale, exchange or other disposition or on payments (other than coupon payments) received at maturity in respect of the notes to the extent an issuer underlying the index is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

United States federal income tax

Based on the treatment of the notes described above, any gain or income realized upon the sale, exchange or other disposition or on payments received at maturity in respect of a note generally will not be subject to United States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder, (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition or on payments received at maturity in respect of a note, and certain other conditions are met or (iii)  possibly to the extent the issuer or issuers of stock underlying the index are United States real property holding corporations.

United States federal estate tax

If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of notes, information reporting requirements will generally apply to all payments received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of notes, Lehman Brothers Holdings Inc. must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments.  Copies of the information returns reporting withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.  In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings Inc. makes to you provided that Lehman Brothers Holdings Inc. does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

The notes are being offered by us through Lehman Brothers Inc., as principal or agent.  We and Lehman Brothers Inc. entered into a distribution agreement with respect to the notes.  We may sell notes at a discount to the agent, as principal for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price.  Unless otherwise specified in the relevant terms supplement, any note purchased by the agent as principal will be purchased at 100% of the principal amount less a percentage specified in the relevant terms supplement.  In addition, the agent may offer and sell notes purchased by it as principal to other dealers.  These notes may be sold at a discount which, unless otherwise specified in the relevant terms supplement, will not exceed the discount to be received by the agent. After any initial public offering of notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed.

Lehman Brothers Inc., as agent, has agreed to use its reasonable best efforts to solicit orders to purchase notes.  We will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part.  Lehman Brothers Inc., as agent, will have the right to reject any proposed purchase in whole or in part.  We will generally pay the agent a commission of up to 0.625% of the principal amount of notes sold through it as agent, depending on the stated maturity, unless otherwise specified in the relevant terms supplement.

We own, directly or indirectly, all of the outstanding equity securities of Lehman Brothers Inc. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

We may appoint other agents (either as principal or agent), other than or in addition to Lehman Brothers Inc., with respect to any issue of notes.  Any other agents will be named in the relevant terms supplement and those agents will enter into the distribution agreement referred to above with respect to that issue of notes.  The other agents may be our affiliates or our customers and may engage in transactions with and perform services for us in the ordinary course of business.  Lehman Brothers Inc. may resell notes to or through another of our affiliates, as selling agent.

Lehman Brothers Inc. or another agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, Lehman Brothers Inc. may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, Lehman Brothers Inc. may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. Lehman Brothers Inc. must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if Lehman Brothers Inc. is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, Lehman Brothers Inc. may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. Lehman Brothers Inc. is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, Lehman Brothers Inc. or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 250-I or the accompanying base prospectus, MTN prospectus supplement, the relevant underlying supplement or the relevant terms supplements, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 250-I or the accompanying base prospectus, MTN prospectus supplement, underlying supplements or terms supplements or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it, to the best of its knowledge after due inquiry, (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this product supplement no. 250-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplements or terms supplements and (ii) will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 250-I or the accompanying base prospectus, MTN prospectus supplement, underlying supplements or terms supplements may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the agent has represented and agreed, and each underwriter agrees, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(a) in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by Lehman Brothers Holdings Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 250-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 250-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplements or terms supplements have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 250-I, the accompanying base prospectus, MTN prospectus supplement, underlying supplements or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 250-I, the accompanying base prospectus, MTN prospectus supplement or terms supplements nor any of the documents related to the notes constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

Each agent has represented and agreed that:

(a) in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by such agent;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings Inc.; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

This offering is extraterritorial (non-Venezuelan), directed exclusively to clients of the underwriters and as such, no registrations or authorizations will be required from the Comisión Nacional de Valores.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the Pricing Date (which is referred to as a “T+3” settlement cycle).

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes or any interest therein that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or there is some other basis on which such purchase and holding is not prohibited.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes or any interest therein shall be deemed to have represented by its purchase or holding of the notes or any interest therein) that such purchase and holding does not violate applicable Similar Laws or rules.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or some other basis on which the acquisition and holding is not prohibited.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.